Exhibit 99.1

Contact:	Ricky Ang	Yvonne L. Zappulla
	Chief Executive Officer	Managing Director
	Sun New Media Inc.	Wall Street Consultants Corp.
212-681-4108
Yvonne@WallStreetIR.com
Sun New Media Appoints International Business Veteran
to its Board of Directors
New York, NY- (PRNewswire)-May 31, 2006 — Sun New Media Inc. (OTCBB: SNMD), announced today that Mark Newburg, president and CEO of Vendingdata, a global manufacturer of gaming equipment, and previous chief financial officer of NCR’s Worldwide Field Operations, has joined Sun New Media’s Board of Directors and will serve as its Audit Committee Chairman. Mr. Newburg, whose career spans over 30 years, is a skilled global executive with high level experience in both financial management and operations with Fortune 100 companies, as well as emerging companies, within the computer hardware and software, telecommunications, consumer products, and gaming industries.
“It is my privilege to welcome Mark to our Board of Directors with the responsibility of chairing our audit committee. Mark is a seasoned professional manager with in-depth experience in international finance and a high-level understanding of the Asian marketplace,” commented Dr. Bruno Wu, Chairman of the Board of Sun New Media Inc. “Mark has a successful track record of guiding companies through changing industry and market environments, generating increased profits and double-digit growth. He is experienced in establishing tight financial controls in both small and large organizations, and has a reputation for consistency, a focus on detail, and an ability to ‘ignite’ a business.”

Mr. Newburg is currently President and Chief Executive Officer of VendingData Corporation, a designer and (China-based) manufacturer of security and productivity enhancing products and services to the gaming industry. In 2005, Mr. Newburg joined VendingData Corporation where he has quickly revitalized the company by completely overhauling all operations, stabilizing finances, re-engineering existing product lines, and adding new management and new (patent protected) products. Prior to VendingData, Mr. Newburg spent 26 years with NCR, beginning as an International Tax Administrator in 1981 and ultimately becoming its Vice President, Asia Pacific, managing a staff of 575, and directing the sales and service of all NCR’s Financial System Division’s products across 12 countries in Asia, Pacific and Japan. During this period, Mr. Newburg concurrently served as Chairman of NCR Japan.
From 1995-1997, Mr. Newburg was Finance Vice President NCR Asia Pacific managing a $300 million budget and 250 staff. He managed financial matters for all the company’s subsidiaries in 13 countries in the Asia Pacific Region. He subsequently was appointed vice president and Chief Financial Officer of NCR’s Worldwide Field Operations, managing the infrastructure for a revenue base of $6.5 billion with 1700 staff. He directed financial matters for all of NCR’s worldwide subsidiaries with operations in 130 countries. Among his many achievements, Mr. Newburg led the successful project to privatize NCR Japan, the first tender offer ever made in Japan for a company traded on the first section of the Tokyo Stock Exchange.
Mr. Newburg also served as CEO of VirtGame Corporation, a leading gaming company located in Las Vega, Nevada, where he led its transition from a research concept to commercialization, implemented a highly profitable business model; oversaw the development, licensing and introduction of several unique gaming products; and, most importantly, established partnerships and explored merger opportunities. In January 2005, VirtGame agreed to be acquired by a leading gaming company, Progressive Gaming International Corp. Prior to VirtGame, Mr. Newburg, served as President of Aristocrat Technologies, Inc., a world-wide designer, builder and marketer of proprietary software and hardware to the gaming industry, where he improved production, increased revenues by 60% to $250 million within two years, and more than doubled Aristocrat’s profitability.
“Sun New Media has achieved impressive progress in its short history. I am honored to have the opportunity to become a member of such an esteemed Board of Directors and to advise a company with such vast opportunity. One of the Company’s immediate objectives is to develop a strong financial management team, from its Board of Directors through to its independent auditors in order to support its ground-breaking business model in China,” commented Mr. Newburg.
About Sun New Media Inc.
Sun New Media is China’s leading multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in China’s fastest growing verticals, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach.

This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions, including statements regarding future financial performance. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in Sun New Media’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that New Media will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.